SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[X]

Definitive Additional Materials

[   ]

Soliciting Material Pursuant to §240.14a-12

SHOPKO STORES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
(4)	Proposed maximum aggregate of transaction:
(5)	Total fee paid:

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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Transaction Update FAQ

❑

Has there been any change to the proposed financing for Goldner Hawn’s purchase of ShopKo?  Is all the financing still committed?

All financing needed to complete the merger remains fully committed and there are no material antitrust or regulatory conditions to closing.

❑

Is $25.00 per share in cash the final merger price?

Michael T. Sweeney, Manager Director of Goldner Hawn, has been very clear in stating that the current terms represent Goldner Hawn’s final proposal.  ShopKo has no reason to believe that there will be any additional changes to the merger terms prior to the special meeting of shareholders to vote on the transaction.

❑

How does the additional $1.00 per share reflected in the amended merger agreement alter the composition of Badger’s equity financing arrangements?

We are not aware of any changes.

❑

What’s the date of the special shareholder meeting to vote on the transaction?  Why was the meeting date changed?

We now expect the special meeting of shareholders will be reconvened in early October.  A specific date and time will be announced shortly.

The special meeting of shareholders was pushed back to ensure that all ShopKo shareholders will have an ample opportunity to fully assess the terms of the amended merger agreement, which was announced by ShopKo on September 9, 2005 and will be described in a forthcoming proxy supplement.

❑

Given that the revised merger agreement lowers the termination fee by 50% and Goldner Hawn relinquished its right to match any superior proposal, have any strategic buyers or other financial buyers approached ShopKo with an alternative offer?

ShopKo has not been approached by any potential alternative strategic or financial buyer – either formally or informally.

❑

ShopKo’s comparable store sales declined approximately 9.3% in August.  What drove that decline and does the company expect that trend to reverse in the next few months?

ShopKo operates in what is clearly a competitive industry, particularly given the fact that almost all ShopKo stores compete directly with Wal-Mart and over 70% of ShopKo stores compete with Target and Kmart.  Comparable store sales for fiscal 2004 were down 0.4%, comparable store sales for the second fiscal quarter of 2005 were down 5.2%, and comparable store sales for August 2005 were down 9.3%.  Results may vary from period to period, but the competitive environment will continue.

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